Filed Pursuant to Rules 424(b)(3) and 424(c) of the Securities Act of 1933
Registration No. 333-67808
Dated June 28, 2006
Prospectus Supplement
(to prospectus dated December 31, 2001
and prospectus supplements dated
July 11, 2002 and October 15, 2003)
Ultralife Batteries, Inc.
1,199,000 Shares of Common Stock
Par Value $.10
     This supplement amends our prospectus dated December 31, 2001, as supplemented on July 11, 2002 and October 15, 2003, and relating to the sale by certain of our stockholders of up to 1,199,000 shares of our Common Stock, par value $.10 per share.
     You should read this supplement in conjunction with the prospectus. Additionally, this supplement is qualified by reference to the prospectus, except to the extent that the information in this supplement supersedes the information contained in the prospectus.
Selling Stockholders
     The table below amends and restates Selling Stockholder Table B in the prospectus to reflect certain changes in the names of owners. Accordingly, the information contained in the table supersedes the information in the prospectus with respect to each stockholder listed below.

			Table B
	Number of Shares
	Beneficially Owned		Number of Shares
	Prior to the	Number of Shares	Beneficially Owned
Name of Selling	Completion of the	Registered for Sale	After Completion of	Percent of
Stockholder	Offering	Hereby(1)(2)	the Offering	Outstanding Shares

Michael Abrams	2,500	2,500	0	*
Jason Adelman	5,000	5,000	0	*
Matthew Balk	5,000	5,000	0	*
Stephen D. Barrett	545	545	0	*
Robert L. Clark	545	545	0	*
Russell Clark	109	109	0	*
Lloyd Glazer	272	272	0	*
Jay S. Griswold	8,175	8,175	0	*
Vicis Capital Master Fund	43,600	43,600	0	*
Herbert Maher	272	272	0	*
RHP Master Fund, Ltd.	36,400	36,400	0	*
Joseph Sweeney	273	273	0	*
Richard Trull	545	545	0	*
Scott Weisman	5,600	5,600	0	*
Christopher White	164	164	0	*

Total	109,000	109,000	0	*

*	Represents beneficial ownership of less than 1%.

(1)	This Registration Statement shall also cover any additional shares of our Common Stock which become issuable in connection with the Common Stock registered for sale hereby by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of Common Stock.

(2)	Figures include the shares that will be issued upon the exercise of the warrants by such selling stockholder.